Exhibit 99.1

600 Komas Drive	NEWS RELEASE
Salt Lake City, UT 84108 USA	For Immediate Release

Evans & Sutherland Reports Fourth Quarter and Full Year 2004 Results

SALT LAKE CITY, UTAH, February 17, 2005—Evans & Sutherland Computer Corporation (E&S) (NASDAQ: ESCC) today reported financial results for the fourth quarter and year ended December 31, 2004.

Sales for the 2004 fiscal year were $69.2 million, down 18.3% from sales of $84.8 million in 2003.  Net loss for 2004 was $8.9 million, or $0.84 per share, compared to a net loss of $36.0 million, or $3.44 per share, in 2003.  For the fourth quarter ended December 31, 2004, sales were $18.7 million, compared to sales of $25.4 million for the fourth quarter of 2003. Net profit for the fourth quarter of 2004 was $1.4 million, or $0.13 per share, compared to a net profit of $1.5 million, or $0.14 per share, in 2003.

Comments from James R. Oyler, President and Chief Executive Officer

“The most significant factor in 2004 was the improvement in new orders.  For the year, new orders were nearly $98 million, compared to sales of $69 million.  With the increase in orders and backlog, we are now confident that 2004 was the low point in revenue, and that we will see revenue growth in 2005.

“We continue to make good progress in bringing our recently announced laser projector to market, and deliveries of this product will contribute to revenue growth in both 2005 and beyond.  In addition, all of our other new products, including the EP and EPX simulation systems, the Digistar 3 digital theater system, and our full range of image generators have been performing well in the marketplace.

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“With strong new products, higher backlog, and good customer acceptance of our visual systems, we believe 2005 will allow us to return to a growth trend and to profitability.”

About Evans & Sutherland

Evans & Sutherland produces professional hardware and software to create highly realistic visual images for simulation, training, engineering, and other applications throughout the world.  E&S visual systems are used in both military and commercial systems, as well as planetariums and interactive theaters.  Visit the E&S Web site at http://www.es.com.

Statements in this press release which are not historical, including statements regarding E&S’s or management’s intentions, hopes, beliefs, expectations, representations, projections, plans, or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements that with the increase in orders and backlog, we are confident that 2004 was the low point in revenue, that we will see revenue growth in 2005, that deliveries of the laser projector will contribute to revenue growth in 2005 and beyond, and that we believe 2005 will allow us to return to a growth trend and to profitability.  It is important to note that E&S’s actual results could differ materially from those in any such forward-looking statements.  Various factors could cause actual results to differ materially, such as the risk factors listed from time to time in E&S’s SEC reports.

E&S, EP, EPX, and Digistar are registered trademarks of Evans & Sutherland Computer Corporation.

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Contact:

Kevin Paprzycki

Chief Financial Officer

Evans & Sutherland

600 Komas Drive, Salt Lake City, UT 84108

801-588-1125

kpaprzyc@es.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS INFORMATION

(In thousands, except per share data)

Unaudited

	Three Months Ended		Twelve Months Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003

Sales	$18,671	$25,423	$69,159	$84,776
Cost of sales	11,575	14,958	44,119	53,252
Inventory impairment	—	—	—	14,566
Gross profit	7,096	10,465	25,040	16,958

Expenses:
Selling, general and administrative	6,150	6,369	23,786	27,039
Research and development	3,338	3,930	16,621	21,730
Restructuring charge (recovery)	—	(498)	(491)	3,416
Impairment loss	—	—	—	1,151
Operating expenses	9,488	9,801	39,916	53,336

Gain on sale of assets held for sale	—	—	3,488	1,406
Gain on sale of assets	3,662	—	3,817	—
Operating profit (loss)	1,270	664	(7,571)	(34,972)

Other income (expense), net	73	153	(1,184)	(1,987)
Net income (loss) before income taxes	1,343	817	(8,755)	(36,959)
Income tax expense (benefit)	(22)	(634)	112	(971)
Net income (loss)	$1,365	$1,451	(8,867)	$(35,988)

Basic and diluted net income (loss) per share	$0.13	$0.14	$(0.84)	$(3.44)

Number of shares used in basic net income (loss) per share calculation	10,507	10,481	10,498	10,471
Number of shares used in diluted net income (loss) per share calculation	10,596	10,496	10,498	10,471

CONDENSED CONSOLIDATED BALANCE SHEETS INFORMATION

(In thousands)

Unaudited

	December 31, 2004	December 31, 2003
Assets
Cash and restricted cash	$13,561	$10,479
Net receivables, billed and unbilled	20,718	33,220
Inventories	10,802	15,973
Other assets	7,937	9,595
Net property, plant and equipment	20,753	24,115
Total assets	$73,771	$93,382

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$17,486	$20,972
Other liabilities	52,522	56,844
Stockholders’ equity	3,763	15,566
Total liabilities and stockholders’ equity	$73,771	$93,382

BACKLOG

(In thousands)

Unaudited

December 31, 2004	December 31, 2003
$84,232	$64,684